Exhibit 10.15
PERSONAL AND CONFIDENTIAL
August 6, 2007
Mr. Mark McDermott
286 Fox Harbor Road
Cary, IL 60013
Dear Mark:
This letter amends your offer letter, dated April 12, 2004 (the “Letter”), for documentary compliance with recent legislative and regulatory changes affecting nonqualified deferred compensation arrangements. These amendments affect the terms of your severance benefits by delaying payment for 6 months as necessary in the event that you are considered a “specified employee” on the date of your separation from service and the severance benefits are considered nonqualified deferred compensation. This change is intended to protect your severance benefits from potential excise taxes under the new nonqualified deferred compensation arrangement rules.
Specifically, paragraph 6 of your Letter is amended by adding the following, effective upon your execution of this letter.
“Notwithstanding the foregoing, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your severance payments will not be provided to you prior to the earlier of (1) the expiration of the six-month period measured from the date of the your “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph 6 shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.”

M. McDermott
August 6, 2007
Page Two of Two
The other terms of your Letter remain in full force and effect. If you have any questions about this change, please don’t hesitate to contact me.
Sincerely,
/s/ GEORGE H. HEPBURN III
APAC CUSTOMER SERVICES, INC.

ACCEPTED BY:
/s/ MARK MCDERMOTT
Mark McDermott

Date: